Exhibit 10.5
Execution Version
ASPEN INSURANCE HOLDINGS LIMITED
NON-EMPLOYEE DIRECTOR
RESTRICTED SHARE UNIT AWARD AGREEMENT
     THIS AWARD AGREEMENT (the “Agreement”), is made effective as of the 2nd day of May 2008 (hereinafter called the “Date of Grant”), between Aspen Insurance Holdings Limited, a Bermuda corporation (hereinafter called the “Company”), and                      (hereinafter called the “Participant”):
RECITALS:
     WHEREAS, the Company has adopted the Aspen Insurance Holdings Limited 2006 Stock Incentive Plan for Non-Employee Directors, As Amended Effective March 21, 2007 (the “Plan”); and
     WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the restricted share units provided for herein to the Participant pursuant to the Plan and the terms set forth herein.
     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1	Grant of Restricted Share Units. Pursuant to the provisions of the Plan, the Committee hereby awards to the Participant, on the date hereof, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, [ ] restricted share units (the “Restricted Share Units”).

2	Vesting.

2.1	Subject to the Participant’s continued Service, one-twelfth (1/12) of the Restricted Share Units shall vest on each one month anniversary of the Date of Grant, with 100% of the Restricted Share Units becoming vested on the first anniversary of the Date of Grant and shall be settled as provided in Section 4.

2.2	If the Participant’s Service is terminated by the Company or an Affiliate for any reason, other than for Cause, or by the Participant for any reason, all unvested Restricted Share Units shall be forfeited on the date of such termination of service and all vested Restricted Share Units shall be settled as provided in Section 4.

2.3	If the Participant’s Service is terminated by the Company or an Affiliate for Cause, all Restricted Share Units, whether vested or unvested, shall be forfeited on the date of such termination of service.

2.4	For purposes of this Agreement, “Cause” shall mean the (i) Participant’s engagement in misconduct which is materially injurious to the Company or any of its Affiliates or (ii) Participant’s continued failure to substantially perform his or her duties as a director to the Company or any of its Affiliates. The determination of the existence of Cause shall be made by the Committee in its sole discretion.

3	Dividend Equivalents. If a cash dividend is declared on the Shares, the Participant shall be credited with a dividend equivalent in an amount equal to the number of Restricted Share Units held by the Participant as of the dividend record date, multiplied by the amount of the cash dividend per Share. Dividend equivalents are subject to the same vesting schedule as the Restricted Stock Units as provided in Section 2 hereof, shall be denominated in cash and shall be paid in cash if and when the underlying Restricted Share Units are paid. Dividend equivalents denominated in cash shall not accrue interest during the period of restriction.

4	Payment.

4.1	The Company shall deliver to the Participant one Share for each Restricted Stock Unit which vests as follows:

(i) With respect to Restricted Stock Units which vest in the calendar year in which the Date of Grant occurs, as soon as practicable following the earlier to occur of (a) the final vesting date in the calendar year in which the Date of Grant occurs and (b) the termination of the Participant’s Service for any reason, other than for Cause; provided however, that the Shares shall be delivered no later than March 15 following the last day of the calendar year in which the Date of Grant occurs.

(ii) With respect to Restricted Stock Units which vest in the calendar year following the calendar year in which the Date of Grant occurs, as soon as practicable following the earlier to occur of (a) the final vesting date in the calendar year following the calendar year in which the Date of Grant occurs and (b) the termination of the Participant’s Service for any reason, other than for Cause; provided however, that the Shares shall be delivered no later than March 15 following the last day of the calendar year following the calendar year in which the Date of Grant occurs.

4.2	The Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to the Participant, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

5	No Right to Continued Service. The granting of the Restricted Share Units evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the Service of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Service of such Participant.

6	Legend on Certificates. The certificates representing the Shares paid in settlement of the Restricted Share Units shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

7	Transferability.

7.1	The Restricted Share Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance; provided, further, that, upon written request by the Participant, the Committee may, subject to such rules as the Committee may adopt, permit the Restricted Share Units to be transferred or assigned by the Participant to (i) the Participant’s spouse, children or grandchildren (including adopted and stepchildren and grandchildren) (collectively, the “Immediate Family”); (ii) a trust primarily for the benefit of the Participant and/or members of his or her Immediate Family (a “Family Trust”); (iii) a partnership or limited liability company or other entity whose only partners or other equity owners are a Family Trust, the Participant and/or his or her Immediate Family members; or (iv) such Participant’s employer in the event the Participant is a non-employee director who is required to transfer any compensation received as non-employee director to his or her employer (each transferee described in clauses (i), (ii), (iii) and (iv) above is hereinafter referred to as a “Permitted Transferee”). The request by the Participant shall describe the terms and conditions of the proposed transfer and the Committee shall notify the Participant in writing if such a transfer will be permitted.

7.2	Following a permitted transfer described in Section 7.1 above, all terms of the Restricted Share Units shall apply to the Permitted Transferee and any reference in the Plan and in the Agreement to a Participant shall be deemed to refer to the Permitted Transferee, except that (i) Permitted Transferees shall not be entitled to transfer the Restricted Share Units, other than by will or the laws of descent and distribution, (ii) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; provided that, if such notice is not provided to the Permitted Transferee, such notices are delivered by the Company to the Participant, and (iii) the consequences of termination of the Participant’s Service under the terms of the Plan and the Agreement shall continue to be applied with respect to the Participant, following which the transferred Restricted Share Units shall vest and become payable to the Permitted Transferee only to the extent specified in the Plan and the Agreement. No permitted transfer of the Restricted Share Units to heirs, legatees or the employer of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

8	Withholding. If applicable to the Participant, the Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Restricted Share Units and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

9	Securities Laws. Upon the acquisition of any Shares pursuant to the payment of any Restricted Share Unit, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10	Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11	Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF BERMUDA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

12	Restricted Share Units Subject to the Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Restricted Share Units are subject to the Plan (including without limitation the arbitration provision), and the terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

13	Regulatory Compliance and Listing. The issuance or delivery of any certificates representing Shares issuable pursuant to this Agreement may be postponed by the Committee for such period as may be required to comply with any applicable requirements under the federal or state securities laws, any applicable listing requirements of any national securities exchange or the NASDAQ system, and any applicable requirements under any other law, rule or regulation applicable to the issuance or delivery of such Shares, and the Company shall not be obligated to deliver any such Shares to the Participant if either delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority, any national securities exchange or the NASDAQ system, or the Participant shall not yet have complied fully with the provisions of Section 8 hereof.

14	Section 409A of the Code. The provisions of this Agreement and any payments made hereunder are intended to comply with, and should be interpreted consistently with, the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any related regulations or other effective guidance promulgated thereunder by the U.S. Department of the Treasury or the Internal Revenue Service.

15	Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

ASPEN INSURANCE HOLDINGS LIMITED
By:

AGREED AND ACKNOWLEDGED AS
OF THE DATE FIRST ABOVE WRITTEN:

Participant